Exhibit 99.1

Thursday, April 13, 2006	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $4.7 Million in First Quarter Earnings

Oak Ridge, NJ – April 13, 2006 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported first quarter Net Income of $4.7 million, compared to $4.6 million for the same period in 2005. Earnings Per Share of $0.22 compared to $0.21 for the first quarter 2005. Annualized Return on Average Assets was 0.86% and Annualized Return on Average Equity was 10.00% for the first quarter 2006.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on May 15, 2006 to holders of record as of the close of business on April 28, 2006.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “Net Income for the first quarter of 2006 was the highest first quarter in our history. While the interest rate environment continues to be challenging and loan and deposit acquisition is competitive, we are actively pursuing all markets in which we operate. As we closely monitor strategies to help improve margins, we continue to pursue ways to increase fee income, as well as control our operating costs.”

Earnings

Net Interest Income

Net interest income for the first quarter of 2006 was $16.5 million, or 6% lower than the $17.6 million earned in the first quarter of 2005. Net interest margin at 3.46% compared to 3.83% in the first quarter of 2005, while average interest earning assets rose 4%. The Company’s yield on interest-earning assets increased 46 basis points to 5.75% in the first quarter of 2006 from 5.29% for the same period last year. The cost of interest bearing liabilities increased 94 basis points to 2.68 % in the first quarter of 2006 from 1.74% for the first quarter of 2005. The increase in

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yields for both interest earning assets and interest bearing liabilities reflects the rising interest rate environment. The increased liability cost was also due to an increase in higher yielding time deposits and borrowings.

Noninterest income

Total non-interest income was $4.5 million in the first quarter of 2006, up from $3.5 million in the first quarter of 2005. Included in noninterest income in the first quarter of 2006 was a $362,000 gain on the sale of a branch office. Service charges on deposit accounts increased $659,000, or 35% to $2.5 million primarily due to the overdraft privilege checking program which was implemented in May 2005. Commissions and fees increased 22% to $894,000, primarily due to increased investment commission income, while gains on sales of leases decreased by $320,000 to $181,000.

Noninterest expense

Noninterest expense for the first quarter of 2006 was $13.8 million, which approximated the first quarter of 2005. Salary and employee benefit expenses increased by 7% to $7.6 million. Occupancy, furniture and equipment expenses remained unchanged at $2.6 million. The remaining noninterest expense categories, including legal and auditing expense, decreased by $348,000, or 9% in the first quarter of 2006. The bank’s efficiency ratio was 62.8% in the first quarter of 2006.

Financial Condition

At March 31, 2006, total assets were $2.163 billion. Total loans were $1.35 billion, up from $1.32 billion at year-end. Total deposits were $1.76 billion, a decrease of $35.9 million from December 31, 2005, of which $8.0 million was a result of the branch sale. Additionally, customer repurchase agreements, which are not classified as deposits, increased by $7.6 million in the first quarter of 2006. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.32 billion and represented 75% of total deposits. At the end of the first quarter, $56.0 million in lower yielding investment securities and certain equity securities were sold at a net gain of $78,000. Proceeds were used to reduce overnight borrowings.

Asset Quality

At March 31, 2006, non-performing assets totaled $4.6 million (0.21% of total assets). The Allowance for Loan and Lease Losses totaled $13.2 million at March 31, 2006 and represented 0.98% of total loans. During the first quarter of 2006, the Company had net charge-offs of $271,000 (0.08% of total loans) compared to $951,000 (0.32% of total loans) during the first quarter of 2005. The Allowance for Loan and Lease Losses at March 31, 2006 was 289% of non-performing loans, as compared to 129% at March 31, 2005.

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Capital

Stockholders’ equity was $189.0 million and book value per common share was $9.01 as of March 31, 2006. As of March 31, 2006, the Company’s leverage ratio was 7.49%. Tier I and total risk based capital ratios were 11.45% and 12.40%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines. The Company repurchased 157,850 shares during the first quarter of 2006 at an average price of $15.24 per share.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the integration of Newton Financial Corp. into Lakeland and The Newton Trust Company into Lakeland Bank, corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended March 31,
	2006	2005
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$16,548	$17,607
Provision for Loan and Lease Losses	332	783
Noninterest Income (excluding investment security gains)	4,399	3,501
Gain on sales of investment securities	78	28
Noninterest Expense	13,793	13,671

Pretax Income	6,900	6,682
Tax Expense	2,208	2,114

Net Income	$4,692	$4,568

Memo: Tax equivalent adjustment	$545	$491

Basic Earnings Per Share*	$0.22	$0.21
Diluted Earnings Per Share*	$0.22	$0.21
Dividends per share*	$0.10	$0.095
Weighted Average Shares - Basic*	21,055	21,701
Weighted Average Shares - Diluted*	21,231	21,890

SELECTED OPERATING RATIOS
Return on Average Assets	0.86%	0.87%
Return on Average Equity	10.00%	9.57%
Yield on Interest Earning Assets	5.75%	5.29%
Cost of funds	2.68%	1.74%
Net interest spread	3.07%	3.55%
Net interest margin	3.46%	3.83%
Efficiency ratio	62.76%	61.87%
Stockholders’ equity to total assets	8.74%	9.04%
Book value per share*	$9.01	$8.81

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans	0.08%	0.32%
Ratio of allowance to total loans	0.98%	1.39%
Non-performing loans to total loans	0.34%	1.07%
Non-performing assets to total assets	0.21%	0.63%
Allowance to non-performing loans	288.70%	129.02%

SELECTED BALANCE SHEET DATA AT PERIOD-END

	3/31/2006	12/31/2005
Loans	$1,347,898	$1,318,236
Allowance for Loan and Lease Losses	13,234	13,173
Investment Securities	597,732	670,472
Total Assets	2,162,593	2,206,033
Core Deposits	1,315,770	1,350,567
Deposits	1,762,215	1,798,160
Borrowings	199,297	204,963
Stockholders’ Equity	189,030	191,781

SELECTED AVERAGE BALANCE SHEET DATA

	For the quarter ended
	3/31/2006	3/31/2005
Loans, net	$1,317,631	$1,172,273
Investment securities	673,048	721,011
Interest-Earning Assets	2,001,281	1,918,307
Total Assets	2,207,700	2,134,563
Core Deposits	1,329,022	1,355,887
Time Deposits	454,104	387,720
Deposits	1,783,126	1,743,607
Total interest-bearing liabilities	1,715,216	1,624,814
Short-Term Borrowings	122,420	91,544
Long-Term Debt	43,335	38,714
Subordinated Debentures	56,703	56,703
Stockholders’ Equity	190,326	193,519

*	Retroactively adjusted for 5% stock dividend payable on August 16, 2005 to shareholders of record July 29, 2005.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$52,970	$42,639
Federal funds sold and interest-bearing deposits due from banks	1,414	10,176

Total cash and cash equivalents	54,384	52,815

Investment securities available for sale	445,576	515,903
Investment securities held to maturity; fair value of $148,479 in 2006 and $151,637 in 2005	152,156	154,569
Loans:
Commercial	775,088	746,539
Residential mortgages	272,623	269,461
Consumer and home equity	300,187	302,236

Total loans	1,347,898	1,318,236
Deferred fees	(7,499)	(5,469)
Allowance for loan and lease losses	(13,234)	(13,173)

Net loans	1,327,165	1,299,594
Premises and equipment - net	31,953	32,428
Accrued interest receivable	8,563	8,851
Goodwill and other Identifiable Intangible Assets	92,946	93,395
Bank owned life insurance	35,787	35,479
Other assets	14,063	12,999

TOTAL ASSETS	$2,162,593	$2,206,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$292,689	$312,529
Savings and interest-bearing transaction accounts	1,023,081	1,038,038
Time deposits under $100,000	287,947	293,293
Time deposits $100,000 and over	158,498	154,300

Total deposits	1,762,215	1,798,160
Federal funds purchased and securities sold under agreements to repurchase	80,436	103,199
Long-term debt	62,158	45,061
Subordinated debentures	56,703	56,703
Other liabilities	12,051	11,129

TOTAL LIABILITIES	1,973,563	2,014,252

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 22,442,337 at March 31, 2006 and December 31, 2005	226,278	226,322
Accumulated Deficit	(6,929)	(9,514)
Treasury stock, at cost, 1,468,836 shares at March 31, 2006 and 1,320,414 at December 31, 2005	(22,450)	(20,176)
Accumulated other comprehensive income	(7,869)	(4,851)

TOTAL STOCKHOLDERS’ EQUITY	189,030	191,781

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,162,593	$2,206,033

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended March 31,
	2006	2005
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$21,098	$17,549
Federal funds sold and interest bearing deposits with banks	101	131
Taxable investment securities	5,742	6,049
Tax exempt investment securities	1,012	911

TOTAL INTEREST INCOME	27,953	24,640

INTEREST EXPENSE
Deposits	8,639	5,081
Federal funds purchased and securities sold under agreement to repurchase	1,299	535
Long-term debt	1,467	1,417

TOTAL INTEREST EXPENSE	11,405	7,033

NET INTEREST INCOME	16,548	17,607
Provision for loan and lease losses	332	783

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	16,216	16,824

NONINTEREST INCOME
Service charges on deposit accounts	2,543	1,884
Commissions and fees	894	735
Gain on the sales of investment securities	78	28
Income on bank owned life insurance	299	297
Leasing income	181	501
Other income	482	84

TOTAL NONINTEREST INCOME	4,477	3,529

NONINTEREST EXPENSE
Salaries and employee benefits	7,633	7,105
Net occupancy expense	1,433	1,547
Furniture and equipment	1,152	1,096
Stationery, supplies and postage	412	429
Legal fees	172	223
Marketing expense	411	341
Core deposit intangible amortization	303	303
Other expenses	2,277	2,627

TOTAL NONINTEREST EXPENSE	13,793	13,671

INCOME BEFORE PROVISION FOR INCOME TAXES	6,900	6,682
Provision for income taxes	2,208	2,114

NET INCOME	$4,692	$4,568

EARNINGS PER COMMON SHARE
Basic	$0.22	$0.21

Diluted	$0.22	$0.21

DIVIDENDS PER SHARE	$0.10	$0.095